SMARTGLASS INTERNATIONAL’S RETROFIT PROJECT WITH SPD-SMARTGLASS

WILL PROTECT PRICELESS PAINTINGS AT THE UNIVERSITY OF EDINBURGH

AND INCREASES ENERGY EFFICIENCY IN BUILDINGS

Businesses to recoup the difference in cost of SPD-SmartGlass vs conventional glass and curtains or blinds within just a few years.

Woodbury, New York – September 23, 2016. In an article published this week, Research Frontiers licensee Smartglass International addresses the long term savings that commercial organizations can realize when they install SPD-SmartGlass in their buildings. From 2016-2023, it is estimated that $960 billion will be invested to make existing buildings more environmentally friendly. According to Smartglass International, smart windows “have become an increasingly popular feature in commercial design not only due to the aesthetic value they offer but because of their innate ability to increase the energy efficiency of commercial buildings.”

The Smartglass International article provides insight into what they called the “significant and sustainable results” of using SPD-SmartGlass, as well as other benefits and financial considerations. We invite you to read the Smart Glass Windows – A View to Energy Efficiency article.

New SPD-SmartGlass Project at the University of Edinburgh

Smartglass International’s Solar SmartGlass brand of SPD-SmartGlass has been selected for both new construction and retrofit projects. An example of a retrofit project currently underway is the University of Edinburgh’s historic McEwan Hall. The interior of this hall, built in 1897, is being refurbished. In an article on the Smartglass International website, the company indicates that its Solar SmartGlass “…will be retrofitted to the internal building walls to protect the beautiful paintings and features for many more years to come. The glass will increase the functionality of the space by allowing instant control over the amount of light entering the hall. Smartglass International will create bespoke solar switchable panels that will be fitted inside each of the 13 circular oculi, each more than 2 metres in diameter.”

By offering precise and instant control over the level of tint in a glass or plastic product – from clear to very dark and any intermediate state – Research Frontiers SPD-SmartGlass is a cutting edge green technology. SPD-Smart products allow people to better manage light in ways that lower energy use, reduce environmental impact, and raise people’s well-being and comfort. The New Buildings Institute reports that daylight harvesting can save 35-60% on artificial lighting costs in buildings. SPD-Smart windows and skylights strongly support daylight harvesting goals by optimally regulating the amount of incoming natural light through windows so that occupants’ task-lighting needs are satisfied and artificial lighting costs are reduced. SPD-Smart products also dynamically regulate the sun’s incoming heat – capturing more on cold days and rejecting more on warm ones – thus helping to reduce heating and cooling costs.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Joseph M. Harary

President & CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-SmartGlass” and “SPD-Smart” are trademarks of Research Frontiers Inc. “Solar SmartGlass” is a trademark of Smartglass International Limited.